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045050-0001-08180-NY03.2330996.2
                 CERTIFICATE OF AMENDMENT OF
                CERTIFICATE OF INCORPORATION
                             OF
                 HOVNANIAN ENTERPRISES, INC.

          It is hereby certified that:
          1. The name of the corporation (hereinafter called the "Corporation") is Hovnanian Enterprises, Inc.
2. The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of paragraph
FOURTH thereof in its entirety and substituting in lieu thereof the following new first paragraph:
               FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 230,100,000, of which 200,000,000 shares shall be Class A Common Stock having a par value of one cent ($0.01) per share, 30,000,000 shares shall be Class B Common Stock having a par value of one cent ($0.01) per share, 30,000,000 shares shall be Class B
     Common Stock having a par value of one cent ($0.01) per share and 100,000 shares shall be Preferred Stock having a par value of one cent ($0.01) per share.

          3. The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the Board of Directors of the Corporation on December 15, 2003.
          4. The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the stockholders of the Corporation on March 5, 2004.

Signed on March 10, 2004
                              /S/PETER S. REINHART
                              Name:       Peter S. Reinhart
                              Title:  Senior Vice President
                                     and General Counsel